GENERAL SEVERANCE BENEFITS AND
CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT

This GENERAL SEVERANCE BENEFITS AND CHANGE IN CONTROL SEVERANCE BENEFITS AGREEMENT (this “Agreement”) is entered into as of the 19th day of May, 2015 (the “Effective Date”), by and between KEVIN HEIDRICH (“Executive”) and NANOMETRICS INCORPORATED (the “Company”) (together, the “Parties”). This Agreement is intended to provide Executive with certain compensation and benefits in the event of certain qualifying terminations of Executive’s employment. Certain capitalized terms used in this Agreement are defined in Article 6.
The Company and Executive hereby agree as follows:
ARTICLE 1
SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT
1.1    Upon termination of Executive’s employment for any reason, Executive shall be entitled to the Accrued Obligations. The Company and Executive wish to set forth in this Agreement the compensation and benefits that Executive shall be entitled to receive upon a Covered Termination or Change in Control Termination.
1.2    The duties and obligations of the Company to Executive under this Agreement in the event of a Covered Termination or Change in Control Termination shall be in consideration for Executive’s compliance with the limitations and conditions on benefits as described in Article 4, including the timely provision of an effective Release, return of Company property and continued compliance with certain obligations described in Article 4. Provision of the Accrued Obligations to Executive is not conditioned upon Executive’s compliance with the conditions on benefits described in Article 4.
1.3    This Agreement shall supersede any other policy, plan, program or arrangement, including, without limitation, any contract between Executive and the Company (or any subsidiary or affiliate of the Company), relating to severance benefits payable by the Company to Executive in connection with a termination of employment, including but not limited to that certain Change of Control Agreement between the Parties effective December 1, 2014 (the “Prior Agreement”). This Agreement does not supersede any provision in the Prior Agreement which is unrelated to severance benefits payable by the Company to Executive in connection with a termination of employment.

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ARTICLE 2
COVERED TERMINATION SEVERANCE BENEFITS (NOT IN CONNECTION WITH CHANGE IN CONTROL)
2.1    Covered Termination Severance Benefits. Upon a Covered Termination, and subject to the limitations and conditions set forth in this Agreement, including Executive’s timely provision of an effective Release and satisfaction of all other conditions set forth in Article 4, Executive shall be eligible to receive the benefits set forth in this Article 2 (in addition to the Accrued Obligations).
2.2    Salary Continuance. Executive shall receive, as severance, an amount equal to Executive’s Base Salary for six (6) months, payable in equal installments over the six (6) month period following the Termination Date in accordance with the Company’s payroll schedule then in effect, provided that (i) the payments shall commence on the first regularly scheduled payroll pay date following the effective date of the Release, (ii) the first payment shall be a “catch up” payment to include the total amount that Executive would have received as of such date if these payments had commenced with the first payroll pay date following the Termination Date, and (iii) such payment schedule is subject to any delay in payment required by Section 5.5.
2.3    Health Continuation Coverage.
(a)    Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company shall pay the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such continued health, dental, or vision plan coverage following the date of the Covered Termination for up to six (6) months (such period, the “COBRA Payment Period”) but in no event after such time as Executive and Executive’s dependents are no longer eligible for COBRA coverage. Such coverage shall be counted as coverage pursuant to COBRA. If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the period that the Company makes premium payments hereunder, Executive will be responsible for the entire payment of such premiums required under COBRA for the remainder of the applicable COBRA period.
(b)    For purposes of this Section 2.4 (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.
(c)    Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect or are eligible for COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be

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paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period.
ARTICLE 3
CHANGE IN CONTROL SEVERANCE BENEFITS
3.1    Change in Control Severance Benefits. Upon a Change in Control Termination, and subject to the limitations and conditions set forth in this Agreement, including Executive’s timely provision of an effective Release and satisfaction of all conditions set forth in Article 4, Executive shall be eligible to receive the benefits set forth in this Article 3 (in addition to the Accrued Obligations).
3.2    Salary Severance Payment. Executive shall receive, as severance, an amount equal to Executive’s Base Salary for twelve (12) months, payable in a single lump sum on the first regularly scheduled payroll pay date following the effective date of the Release, subject to any delay in payment required by Section 5.5.
3.3    Bonus Severance Payment. Executive shall receive an additional severance payment in an amount equal to 100% of Executive’s target annual bonus in effect for the fiscal year in which the Termination Date occurs (the “Bonus Severance Payment”). The Bonus Severance Payment shall be paid on the first regular payroll date following the effective date of the Release, subject to any delay in payment required by Section 5.5.
3.4    Health Continuation Coverage.
(a)    Provided that Executive is eligible and has made the necessary elections for continuation coverage pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, the Company shall pay the applicable premiums (inclusive of premiums for Executive’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the Termination Date) for such continued health, dental, or vision plan coverage following the Termination Date for up to twelve (12) months (such period, the “CIC COBRA Payment Period”) but in no event after such time as Executive and Executive’s dependents are no longer eligible for COBRA coverage. Such coverage shall be counted as coverage pursuant to COBRA. If Executive and Executive’s dependents continue coverage pursuant to COBRA following the conclusion of the period that the Company makes premium payments hereunder, Executive will be responsible for the entire payment of such premiums required under COBRA for the remainder of the applicable COBRA period.
(b)    For purposes of this Section 3.4, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by Executive under a Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of Executive.

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(c)    Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect or are eligible for COBRA continuation coverage (the “CIC Health Care Benefit Payment”). The CIC Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The CIC Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the CIC COBRA Payment Period.).
3.5    Equity Awards. Executive shall receive the following benefits with respect to the Executive’s equity awards.
(a)    The vesting and exercisability of all outstanding options to purchase the Company’s common stock, stock appreciation rights, stock units or other equity rights with respect to the Company granted to Executive pursuant to any equity incentive plan of the Company which would otherwise have vested conditioned solely upon Executive’s continued services with the Company shall accelerate vesting in full.
(b)    Any reacquisition or repurchase rights held by the Company with respect to common stock issued or issuable pursuant to any equity award granted to Executive pursuant to any equity incentive plan of the Company which would otherwise have lapsed conditioned solely upon Executive’s continued services with the Company shall lapse in full.
(c)    Any equity awards granted to Executive pursuant to any equity incentive plan of the Company which would otherwise vest based on attainment of performance criteria (“Performance Awards”) will either: (i) not be subject to acceleration of vesting pursuant to this Agreement if the terms of such Performance Awards supersede this Agreement, or (ii) if the terms of such Performance Awards do not supersede this Agreement, such Performance Awards will accelerate vesting in full; provided however, that if such Performance Awards have multiple vesting levels depending on the level of performance, such Performance Awards will accelerate vesting at the “target level.”
(d)    If Executive is unable to exercise all or a portion of any exercisable equity awards granted to Executive pursuant to any equity incentive plan of the Company during the applicable post Termination Date exercise period due to a contractual, legal or regulatory restriction that prohibits the exercise of such Company’s equity awards, the exercise period of such equity awards shall be automatically extended for an additional ninety (90) days following the termination of such contractual, legal or regulatory restriction; provided, however that in no event will such exercise period be extended beyond the maximum permitted contractual term for such equity awards and nothing herein is intended to prohibit earlier cancellation or termination of such equity awards in connection with a Change in Control in which such exercisable awards are not assumed, substituted or continued.

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ARTICLE 4
LIMITATIONS AND CONDITIONS ON BENEFITS
4.1    Rights Conditioned on Compliance. Executive’s rights to receive all severance benefits described in Article 2 and Article 3 (other than the Accrued Obligations) shall be conditioned upon and subject to Executive’s compliance with all the limitations and conditions on benefits as described in this Article 4. Executive acknowledges and agrees that Executive’s obligations under this Article 4 are an essential part of the consideration Executive is providing hereunder in exchange for which and in reliance upon which the Company has agreed to provide the payments and benefits under this Agreement. Accordingly, Executive agrees that Executive will forfeit, effective as of the date of any breach or failure to comply with any of Executive’s continuing obligations under this Article 4, any right, entitlement, claim or interest in or to any then unpaid portion of the severance payments or benefits provided in Article 2 or Article 3.
4.2    Resignation of all Company Positions on Termination Date. No later than the Termination Date, and prior to the provision or payment of any benefits under this Agreement on account of such Covered Termination or Change in Control Termination, as applicable, Executive must resign from all positions that Executive holds with the Company unless otherwise requested by the Company.
4.3    Release Prior to Payment of Benefits. Prior to the provision or payment of any benefits under this Agreement on account of a Covered Termination or Change in Control Termination, as applicable, Executive must execute a general waiver and release of all known and unknown claims in substantially the form attached hereto as Exhibit A (or in such other form as may later be specified by the Company) (the “Release”), and such release must become effective in accordance with its terms, but in no event later than sixty (60) days following the Termination Date (the “Release Deadline”). No amount shall be paid under this Agreement prior to the effective date of the Release. The Company may modify the Release in its discretion to comply with changes in applicable law at any time prior to Executive’s execution of such Release. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under Executive’s written confidentiality or proprietary information agreement (or any successor agreement thereto) and any similar obligations under applicable law. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release. If Executive does not execute such Release within the applicable period, Executive shall have no further rights, title or interests in or to any severance benefits or payments pursuant to, this Agreement. It is further understood that if Executive is aged 40 years old or older at the time of a Change in Control Termination or a Covered Termination, as applicable, Executive may revoke the applicable Release in writing within seven (7) calendar days after its execution by Executive. If Executive revokes such Release within such subsequent seven (7) day period, no benefits shall be provided or payable under this Agreement pursuant to such Covered Termination or Change in Control Termination, as applicable.
4.4    Return of Company Property. Not later than the Termination Date (unless otherwise agreed by the Company in writing), Executive shall return to the Company all documents (and all copies

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thereof) and other property and information belonging to the Company that Executive has in his or her possession or control. The documents and property to be returned include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, marketing information, operational and personnel information, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive agrees to make a diligent search to locate any such documents, property and information. If Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within ten (10) business days after the Termination Date (or within such other timing as provided in writing by the Company), Executive shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems without retention of any reproductions. Executive agrees to provide the Company access to Executive’s personally owned computer, server or e-mail systems as requested to verify that the necessary copying and/or deletion is done.
4.5    Cooperation and Continued Compliance with Proprietary Information Obligations.
(a)    From and after the Termination Date, Executive shall cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any existing or future litigation, arbitrations, mediations, claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which Executive was employed by the Company (including any period of employment with an entity acquired by the Company). Such cooperation includes, without limitation, being available upon reasonable notice, without subpoena, to provide accurate and complete advice, assistance and information to the Company, including offering and explaining evidence, providing truthful and accurate sworn statements, and participating in discovery and trial preparation and testimony. Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The Company will reimburse Executive for reasonable out-of-pocket expenses incurred in connection with any such cooperation (excluding foregone wages, salary, or other compensation) within thirty (30) days of Executive’s timely presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures, and will make reasonable efforts to accommodate Executive’s scheduling needs.
(b)    From and after the Termination Date, Executive shall continue to abide by all of the terms and provisions of Executive’s written confidentiality or proprietary information agreement (and any other comparable agreement signed by Executive), in accordance with its terms.
4.6    Continued Compliance with Nondisparagement, Noncompetion and Nonsolicitation Requirements.

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(a)    During the period of Executive’s employment with the Company and during the Continuation Period, Executive will not knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the Company or any officer, director or agent of the Company nor will the Company knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.
(b)    Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the Continuation Period, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that Executive’s right to receive any then unpaid portion of the severance payments or benefits provided in Article 2 or Article 3 shall be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company; provided, however, that nothing contained in this Section 4.6(b) shall be construed to prohibit Executive from purchasing and owning (directly or indirectly) up to two percent (2%) of the capital stock or other securities of any competitor corporation or other or other entity whose stock or securities are traded on any national or regional securities exchange or the national over-the-counter market and such ownership shall be excluded from the prohibition set forth in this Section 4.6(b).
(c)    During the Continuation Period Executive shall not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause any employee of the Company to leave his or her employment either for Executive or for any other entity or person.
4.7    Survival. The provisions of this Article 4 shall survive the termination of this Agreement.

ARTICLE 5
TAX TREATMENT, REDUCTIONS AND OFFSETS
5.1    Parachute Payments.
(a)    If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code,

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and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount set forth in clause (x) or (y), after taking into account all applicable federal, state, provincial, foreign, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Participant's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the "Reduction Method") that results in the greatest economic benefit for Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method").
(b)    Notwithstanding any provision of this Section 5.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be eliminated before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A of the Code shall be reduced before Payments that are not "deferred compensation" within the meaning of Section 409A of the Code.
(c)    The professional firm engaged by the Company for general tax purposes as of the day prior to the effective date of the Change in Control shall make all determinations required to be made under this Section 5.1. If the professional firm so engaged by the Company is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such professional firm required to be made hereunder. Any good faith determinations of the professional firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
(d)    If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5.1(a) and the Internal Revenue Service determines thereafter that some portion of the Payment (after reduction pursuant to clause (x) of Section 5.1(a)) is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5.1(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

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5.2    Certain Reductions and Offsets. To the extent that any federal, state or local laws, including, without limitation, the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other so-called “plant closing” laws (including but not limited to California Labor Code Section 1400 et seq.), require the Company to give advance notice or make a payment of any kind to Executive because of Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change in control, or any other similar event or reason, the benefits payable under this Agreement shall be correspondingly reduced. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Executive’s involuntary termination of employment for the foregoing reasons, and the parties shall construe and enforce the terms of this Agreement accordingly.
5.3    Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of a Covered Termination or Change in Control Termination.
5.4    Indebtedness of Executive. If Executive is indebted to the Company on the effective date of a Covered Termination or Change in Control Termination, the Company reserves the right to offset any severance payments and benefits under this Agreement by the amount of such indebtedness; provided, however, that any such offset does not violate or result in the imposition of tax under Section 409A of the Code.
5.5    Section 409A.
(d)    Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance and other benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Executive has a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Executive’s separation from service, or (ii) Executive’s death.
(e)    If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the separation agreement will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the Release.

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(f)    All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, provided that such reimbursements (i) shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.
(g)    The severance and other benefits provided herein are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
5.6    Tax Withholding. All payments made and benefits provided under this Agreement shall be subject to applicable withholding for federal, state and local income and employment taxes.
ARTICLE 6

DEFINITIONS
Unless otherwise provided, for purposes of this Agreement, the following definitions shall apply:
6.1    “Accrued Obligations” means (i) any portion of Executive’s annual base salary or incentive compensation earned through Executive’s termination date not theretofore paid, (ii) any unreimbursed business expenses which are eligible for reimbursement in accordance with the Company’s policies, (iii) any accrued but unused vacation pay or paid time off owed to Executive, and (iv) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Accrued Obligations also includes any rights to indemnification Executive many have under the Company’s Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable, and as each may be amended from time to time.
6.2    “Base Salary” means 1/12th of Executive’s annual base salary (excluding incentive pay, premium pay, commissions, overtime, bonuses, and other forms of variable compensation) as in effect on the date of a Change in Control Termination or a Covered Termination, as applicable, but determined without giving effect to any reduction in Base Salary that would give rise to the Executive’s right to resign for Good Reason.
6.3    “Board” means the Board of Directors of the Company.
6.4    “Cause” means (i) Executive’s willful gross misconduct; (ii) Executive’s unjustifiable neglect of his duties (as determined in the good faith judgment of the Board); (iii) Executive’s acting in any manner that has a direct, substantial and adverse effect on the Company or its reputation; (iv) Executive’s repeated material failure or repeated refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the

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reasonable satisfaction of the Board during the thirty (30) day period following written notice of such failure from the Company; (v) any tortuous act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; (vi) any material breach by Executive of the provisions of any confidential information agreement with the Company or other material improper disclosure of the Company’s confidential or proprietary information; (vii) Executive’s theft, dishonesty, or falsification of any Company records; (viii) Executive’s being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability); or (ix) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause.”
6.5    “Change in Control” means the occurrence of any of the following: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by, or 50% or more of the fair value of, the Company’s then outstanding voting power represented by, or 50% or more of the fair value of, the Company’s then outstanding voting securities; (ii) any action or event occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted in to voting securities of the surviving or resulting entity, including any parent holding company) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) the consummation of the sale, lease or other disposition by the Company of all or substantially all the Company’s assets. In addition, to the extent required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company, as determined under Treasury Regulations Section 1.409A-3(i)(5).
6.6    “Change in Control Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason,” either of which occurs on or within twelve (12) months following, the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). For the sake of clarity, a termination of employment due to Executive’s death or disability will not constitute a Change in Control Termination for purposes of this Agreement.

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6.7    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
6.8    “Code” means the Internal Revenue Code of 1986, as amended.
6.9    “Company” means Nanometrics Incorporated or, following a Change in Control, the surviving entity resulting from such transaction, or any subsequent surviving entity resulting from any subsequent Change in Control.
6.10    “Continuation Period” means the 6 month period following the Termination Date in the event of a Covered Termination and the 12 month period following the Termination Date in the event of a Change in Control Termination, as applicable.
6.11    “Covered Termination” means an “Involuntary Termination Without Cause” or “Resignation for Good Reason” either of which occurs other than on or within twelve (12) months following, the effective date of a Change in Control, provided that any such termination is a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). For the sake of clarity, a termination of employment due to Executive’s death or disability will not constitute a Covered Termination for purposes of this Agreement.
6.12    “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company for reasons other than Cause and other than as a result of death or disability.
6.13    “Resignation for Good Reason” means Executive’s resignation from all positions Executive holds with the Company at such time, which resignation occurs within ninety (90) days following any of the following events taken without Executive’s written consent, provided that Executive has given the Company written notice of such event within thirty (30) days after the first occurrence of such event and the Company has not cured such event, to the extent curable, within thirty (30) days thereafter:
(a)    A material decrease in Executive’s base compensation (which includes Executive’s base salary and target bonus);
(b)    A material diminution in Executive’s authority, duties or responsibilities (including any change in Executive’s position such that Executive is no longer employed in substantially the same position and with substantially the same level of authority, responsibilities or duties at the ultimate parent corporation in an affiliated group of companies);
(c)    A relocation of Executive’s assigned office location to a facility which is more than fifty (50) miles from its current location and which materially increases Executive’s one-way driving distance from Executive’s principal personal residence to such office location at which Executive is required to perform services (except for required business travel to the extent consistent with Executive’s prior business travel obligations); or
(d)    The material breach by the Company of this Agreement, the Prior Agreement or any other then current agreement under which Executive performs services for the Company.

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6.14    “Termination Date” means the effective date of the Change in Control Termination or Covered Termination, as applicable.
ARTICLE 7

GENERAL PROVISIONS
7.1    Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee or (iii) to change the Company’s policies regarding termination of employment.
7.2    Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records. Either Party can change his or its address for receipt of notice by providing writing notice to the other Party of such change.
7.3    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
7.4    Waiver. If either party should waive any breach of any provisions of this Agreement, such Party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.5    Complete Agreement. This Agreement, including EXHIBIT A hereto constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to payments and benefits to Executive in the event of employment termination, including but not limited to the Prior Agreement. It is entered into without reliance on any promise or representation other than those expressly contained herein.
7.6    Amendment or Termination of Agreement; Continuation of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company (other than Executive) after such change or termination has been approved by the Board. Unless so terminated, this Agreement shall continue in effect for as long as Executive continues to be employed by the Company or by any surviving entity following any Change in Control. In

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other words, if, following a Change in Control, Executive continues to be employed by the surviving entity without a Change in Control Termination and the surviving entity then undergoes a Change in Control, following which Executive is terminated by the subsequent surviving entity in a Change in Control Termination, then Executive shall receive the benefits described in Article 3 hereof.
7.7    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.8    Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.9    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company.
7.10    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.
7.11    Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment and services for the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with and services for the Company, or the termination of Executive’s employment with and services for the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Jose, California (or such other location as mutually agreed by the parties) by JAMS, Inc. (“JAMS”) or its successors by a single arbitrator. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they each waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/ and which will be provided to Executive upon request. In any such proceeding, the arbitrator shall (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Executive and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. The Company shall pay all filing fees in excess of those that would be required

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if the dispute were decided in a court of law, and shall pay the arbitrator’s fees and any other fees or costs unique to arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
7.12    Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.
IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

NANOMETRICS INCORPORATED        KEVIN HEIDRICH
By: /s/ Timothy Stultz        /s/ Kevin Heidrich

Name: Timothy Stultz

Title: President and CEO

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EXHIBIT A

RELEASE OF CLAIMS

In consideration of the payments and other benefits set forth in the General Severance Benefits and Change in Control Severance Benefits Agreement dated May 19, 2015 to which this form is attached, I, Kevin Heidrich, hereby furnish Nanometrics Incorporated (the “Company”) with the following release and waiver (“Release and Waiver”).
In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Release and Waiver (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights or claims to unemployment compensation, funds accrued in my 401k account, or any vested equity incentives; (c) any rights that are not waivable as a matter of law; or (d) any claims arising from the breach of this Release and Waiver. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.
I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and

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relinquish all rights and benefits under that Section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.
I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.
This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

KEVIN HEIDRICH

Date:

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